UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT To 13d-2(b)

                             (Amendment No. _____)1

                             Pac-West Telecomm, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   69371Y 10 1
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 3, 1999
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   |_|  Rule 13d-1(b)
   |_|  Rule 13d-1(c)
   |X|  Rule 13d-1(d)

--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                             ---------------------------
 CUSIP No. 69371Y 10 1         Schedule 13G           PacWest Telecomm,  Inc.
------------------------                             ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bay Alarm Securities LLC
         94-3347881
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a  |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Organized in South Dakota
--------------------------------------------------------------------------------
                        |   5      SOLE VOTING POWER
       NUMBER OF        |
                        |          4,840,930
        SHARES          |-------------------------------------------------------
                        |   6      SHARED VOTING POWER
     BENEFICIALLY       |
                        |          0
       OWNED BY         |-------------------------------------------------------
                        |   7      SOLE DISPOSITIVE POWER
         EACH           |
                        |          4,840,930
       REPORTING        |-------------------------------------------------------
                        |   8      SHARED DISPOSITIVE POWER
      PERSON WITH       |
                        |          0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,890,930
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES
         CERTAIN SHARES                                              |_|
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.7%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         OO (limited liability company)
--------------------------------------------------------------------------------

------------------------                             ---------------------------
 CUSIP No. 69371Y 10 1         Schedule 13G           PacWest Telecomm,  Inc.
------------------------                             ---------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         The Westphal Family Foundation
         91-6491365
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a  |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Organized in California
--------------------------------------------------------------------------------
                        |   5      SOLE VOTING POWER
       NUMBER OF        |
                        |          50,000
        SHARES          |-------------------------------------------------------
                        |   6      SHARED VOTING POWER
     BENEFICIALLY       |
                        |          0
       OWNED BY         |-------------------------------------------------------
                        |   7      SOLE DISPOSITIVE POWER
         EACH           |
                        |          50,000
       REPORTING        |-------------------------------------------------------
                        |   8      SHARED DISPOSITIVE POWER
      PERSON WITH       |
                        |          0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,890,930
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES
         CERTAIN SHARES                                              |_|
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .14%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         OO (charitable trust)
--------------------------------------------------------------------------------

------------------------                             ---------------------------
 CUSIP No. 69371Y 10 1         Schedule 13G           PacWest Telecomm,  Inc.
------------------------                             ---------------------------


Item 1(a).   Name of Issuer:

                   Pac-West Telecomm, Inc.
             -------------------------------------------------------------------

Item 1(b).   Address of Issuer's Principal Executive Offices:

                  4210 Coronado Ave., Stockton, CA  95204
             -------------------------------------------------------------------

Item 2(a).   Name of Person Filing:

                  Bruce A. Westphal as Chairman of the Board of Bay Alarm Company, sole member of Bay Alarm Securities LLC.

                  Patricia A. Westphal as Managing Co-Trustee of the Foundation.
             -------------------------------------------------------------------

Item 2(b).   Address of Principal Business Office or, if None, Residence:

                  925 Ygnacio Valley Road, Walnut Creek, CA 94596-8140 (for both entities)
             -------------------------------------------------------------------

Item 2(c).   Citizenship:

                  Bay Alarm Securities LLC - USA
                  The Westphal Family Foundation - USA
                  Bruce A Westphal - USA
                  Patricia A. Westphal - USA
             -------------------------------------------------------------------

Item 2(d).   Title of Class of Securities:

                  Common Stock
             -------------------------------------------------------------------

Item 2(e).   CUSIP Number:

                  69371Y 10 1
             -------------------------------------------------------------------

ITEM 3.      If this statement is filed pursuant to Rule 13D-1(B), OR 13D-2(B)or
             (c), check whether the person filing is a:

      (a) |_| Broker or Dealer registered under Section 15 of the Exchange Act.
      (b) |_| Bank as defined in section  3(a)(6) of the  Exchange  Act.
      (c) |_| Insurance Company as defined in section 3(a)(19) of the Exchange Act.
      (d) |_| Investment Company registered under section 8 of the Investment Company Act.
      (e) |_| An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);
      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

------------------------                             ---------------------------
 CUSIP No. 69371Y 10 1         Schedule 13G           PacWest Telecomm,  Inc.
------------------------                             ---------------------------


      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
      (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this  box.| |


Item 4.  Ownership.

   (a)   Amount beneficially owned:

               4,890,930 shares
         -----------------------------------------------------------------------

   (b)   Percent of class:

               13.8%
         -----------------------------------------------------------------------

   (c)   Number of shares as to which such person has:

   (i)   Sole power to vote or to direct the vote     4,890,930

   (ii)  Shared power to vote or to direct the vote   0

   (iii) Sole power to dispose or to direct the disposition of    4,890,930

   (iv)  Shared power to dispose or to direct the disposition of  0

Item 5.  Ownership of Five Percent or Less of a Class.

               Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable

Item 8.  Identification and Classification of Members of the Group.

               Not Applicable

Item 9.  Notice of Dissolution of Group.

               Not Applicable

Item 10. Certification.

               Not Applicable

------------------------                             ---------------------------
 CUSIP No. 69371Y 10 1         Schedule 13G           PacWest Telecomm,  Inc.
------------------------                             ---------------------------


                                 SIGNATURE PAGE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2000              BAY ALARM SECURITIES LLC:


                               By Bay Alarm Company, Inc. as sole member


                                By: /s/Bruce A. Westphal
                                    ------------------------------------------
                                    Bruce A. Westphal,
                                    Chairman of the Board



February 9, 2000              THE WESTPHAL FAMILY FOUNDATION:


                               By: /s/Patrica A. Westphal
                                   -------------------------------------------
                                   Patricia A. Westphal, Managing Co-Trustee